Exhibit 5.1

September 27, 2006

Barclays Global Investors International, Inc.

45 Fremont Street

San Francisco, CA 94105

Re: iShares® Silver Trust

Ladies and Gentlemen:

We have served as counsel to Barclays Global Investors International, Inc. (“Sponsor”) in its capacity as sponsor of the iShares® Silver Trust (“Trust”) with respect to the preparation and filing with the Securities and Exchange Commission on the date hereof of a Registration Statement on Form S-1 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 15,222,727 shares representing fractional undivided beneficial interests in the net assets of the Trust (the “Shares”).

In connection with the preparation of this opinion, we have examined executed originals or copies of the following documents:

1. The Depositary Trust Agreement dated as of April 21, 2006 between the Sponsor and The Bank of New York, a New York banking corporation, as trustee (in such capacity, the “Trustee”) and incorporated by reference as Exhibit 4.1 to the Registration Statement.

2. The Custodian Agreement dated as of April 21, 2006 between the Trustee and JPMorgan Chase Bank N.A, London branch, a national banking association, as custodian (in such capacity, the “Custodian”) and incorporated by reference as Exhibit 10.1 to the Registration Statement.

3. The First Amendment to Custodian Agreement dated as of September 13, 2006 between the Trustee and the Custodian filed as Exhibit 10.3 to the Registration Statement.

4. The Registration Statement.

5. The form of Authorized Participant Agreement.

6. The form of the global certificate representing the Shares to be issued under the Depositary Trust Agreement.

7. Such other pertinent records or documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

In rendering the opinions contained herein, we have relied with respect to certain factual matters solely upon the representations, certifications and other information contained in the documents

Barclays Global Investors International, Inc.	Page 2

September 27, 2006

listed above. We have not made or undertaken to make any independent investigation to establish or verify the accuracy or completeness of such factual representations, certifications and other information.

We express no opinion as to matters of law in any jurisdiction other than the State of New York.

Except as otherwise expressly set forth in this letter, our opinions are based solely upon the law and the facts as they exist on the date hereof and we undertake no, and disclaim any, obligation to advise you of any subsequent change in law or facts or circumstances which might affect any matter or opinion set forth herein.

Based on the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares, when issued in accordance with the terms of the Depositary Trust Agreement, including the receipt by the Custodian, on behalf of the Trustee, of the consideration required for the issuance of Shares, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement.

Very truly yours,

/s/ CLIFFORD CHANCE U.S. LLP